Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Milestone Scientific Inc.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	7,500,000(2)	$0.85(3)	$6,375,000	$702.52

(1)

In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be issued pursuant to the above plan as a result of any future stock split, stock dividend, or similar adjustment.

(2)	Shares issuable in respect of awards granted under the Amended and Restated 2020 Equity Incentive Plan.

(3)

Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low prices reported on July 5, 2023 by the NYSE American.